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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in this Registration Statement
on Form S-3 (no. 33-    ) of our report, which includes an explanatory
paragraph pertaining to a change in the method of accounting for certain turnaround costs during 1993, dated February 10, 1995 on our audits of the consolidated financial statements of Lyondell Petrochemical Company as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the reference to our firm under the caption "Experts".


/s/ Coopers and Lybrand L.L.P.


Houston, Texas
January 31, 1996